                                                                    Exhibit 3.30

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF
                        EQUISTAR BELLEVUE COMPANY, L.L.C.

                               Dated: June 7, 1995

                               TABLE OF CONTENTS

                                                                              Page
                                                                              ----

1.       Definitions                                                            1

2.       Formation and Name                                                     6

3.       Principal and Registered Offices; Agent for Service of Process         6

4.       Term                                                                   7

5.       Purpose                                                                7

6.       Capital Contributions; Percentage Interests                            7

7.       Income and Losses; Distribution of Available Net Income                8

8.       Tax Matters                                                            13

9.       Management and Rights, Duties and Obligations of the Members           13

10.      Transfer of Members' Interests                                         14

11.      Resignation, Expulsion or Bankruptcy of a Member                       14

12.      Termination of the Company                                             14

13.      Gain, Loss and Distribution on Liquidation                             15

14.      Further Assurances; Consents and Approvals                             16

15.      Notices                                                                16

16.      Captions                                                               16

17.      Variations of Pronouns                                                 17

18.      Counterparts                                                           17

19.      Governing Law                                                          17

20.      Successors and Assigns                                                 17

21.      Invalidity                                                             17

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                        EQUISTAR BELLEVUE COMPANY, L.L.C.

      This LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement") is made as of June 7, 1995, by and among EQUISTAR HOTEL INVESTORS, L.P., a Delaware partnership having an office c/o CapStar Hotels, Inc., 1010 Wisconsin Avenue, N.W., Washington, D.C. 20007 ("EquiStar, L.P."), and EQUISTAR ACQUISITION CORPORATION, a Delaware corporation having an office c/o CapStar Hotels, Inc., 1010 Wisconsin Avenue, N.W , Washington, D.C. 20007 ("EquiStar Corp.").

                                  WITNESSETH:

      WHEREAS, the parties hereto (collectively, the "Members" and individually, a "Member") desire to form a limited liability company for the purposes hereinafter set forth.

      NOW, THEREFORE, the parties hereto agree as follows:

      1. Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

         1.1 "Act" shall mean the Limited Liability Act of the State of Delaware, as the same may have been or may be amended.

         1.2 "Adjusted Capital Account" shall mean, with respect to any Member, such Member's Capital Account balance, increased by such Member's share of Company Minimum Gain and Member Minimum Gain.
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                                                                               2


         1.3 "Code" shall mean the Internal Revenue Code of 1986 as the same has been and may hereafter be amended.

         1.4 "Company" shall have the meaning set forth in Article 2.

         1.5 "Company Minimum Gain" means "partnership minimum gain," as defined in Treasury Regulations Section 1.704-2(b)(2) and shall be determined in accordance with Treasury Regulations Section 1.704-2(d).

         1.6 "Depreciation" shall mean, with respect to any year or portion thereof, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for Federal income tax purposes, except that if the Gross Asset Value of the asset differs from its adjusted tax basis, Depreciation shall be determined in accordance with the methods used for Federal income tax purposes and shall equal the amount that bears the same ratio to the Gross Asset Value of such asset as the depreciation, amortization or other cost recovery deduction computed for Federal income tax purposes with respect to such asset bears to the adjusted Federal income tax basis of such asset; provided, however, that if any such asset that is depreciable or amortizable has an adjusted Federal income tax basis of zero, the rate of Depreciation shall be as determined by the Members.

         1.7 "Gross Asset Value" shall mean, with respect to any asset, the asset's adjusted basis for Federal income tax purposes, except that (i) the Gross Asset Value of any asset contributed to the Company shall be its gross fair market value at the time of contribution, (ii) the Gross Asset Value of any asset distributed in kind to any Member (including upon a liquidation of the Company) shall be the gross fair market value of such asset, and (iii) the Gross Asset Value of any asset determined pursuant to clause (i) above shall thereafter be adjusted from time to time by the Depreciation taken into account with respect to such asset for purposes of determining Net Profit or Net Loss.

         1.8 "Member" shall mean each of the parties to this Agreement and any other Person to which an interest in the Company is hereafter transferred and who is admitted to the Company in accordance with the terms of this Agreement.

         1.9 "Member Minimum Gain" means "partner nonrecourse debt minimum gain," as defined in Treasury Regulations Section 1.704-2(i)(2) and determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

         1.10 "Member Nonrecourse Debt" means "partner nonrecourse debt," as defined in Treasury Regulations Section 1.704-2(b)(4).

         1.11 "Member Nonrecourse Deductions" means "partner nonrecourse deductions," as defined in Section 1.704-2(i)(1) of the Treasury Regulations and shall be determined in accordance with Section 1.704-2(i)(2) of the Treasury Regulations.

         1.12 "Net Profit" or "Net Loss" shall mean, with respect to any fiscal year, the taxable income or loss of the Company as determined for Federal income tax purposes, with the following adjustments:

              1.12.1 Such taxable income or loss shall be increased by the amount, if any, of tax-exempt income received or accrued by the Company;

              1.12.2 Such taxable income or loss shall be reduced by the amount, if any, of all expenditures of the Company described in Section 705(a)(2)(B) of the Code, including expenditures treated as described therein under Section 1.704-1(b)(2)(iv)(i) of the Treasury Regulations;

              1.12.3 If the Gross Asset Value of any asset is adjusted pursuant to clause (ii) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account, immediately prior to the event giving rise to such adjustment, as gain or loss from the disposition of such asset for purposes of computing Net Profit or Net Loss;

              1.12.4 Gain or loss resulting from any disposition of any asset with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that such Gross Asset Value differs from the adjusted tax basis of such asset; and

              1.12.5 In lieu of the depreciation, amortization, or other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year.

1.13 "Percentage Interests" shall have the meaning specified in Section 6.2.

1.14 "Property" shall mean that certain property presently known as the Bellevue Hilton and located at 100-112th Avenue Northeast, Bellevue,

Washington 98004, and all personal property situated at such property or used or useful in connection therewith.

              1.15 "Regulatory Allocations" has the meaning ascribed thereto in subsection 7.3.8.

              1.16 "Treasury Regulations" means the rules, regulations, orders and interpretations of rules, regulations and orders validly promulgated by the Treasury Department under the Code, whether final, temporary or proposed, as in effect from time to time.

      2. Formation and Name. The Members hereby form a limited liability company (the "Company") pursuant to the provisions of the Act. The business of the Company shall be conducted under the name "EQUISTAR BELLEVUE COMPANY, L. L. C." Paul W. Whetsell is hereby authorized to execute and record any certificate of formation required by the Act.

      3. Principal and Registered Offices; Agent for Service of Process.

         3.1 The principal place of business of the Company, and the address of the office at which the records of the Company shall be maintained, shall be in care of CapStar Hotels, Inc., 1010 Wisconsin Avenue, N.W., Suite 650, Washington, D.C. 20007, or at such other place as may hereafter from time to time be selected by the Managing Member.

         3.2 The Company's registered office shall be c/o CapStar Hotels, Inc., 1010 Wisconsin Avenue, N.W., Suite 650, Washington, D.C. 20007.

         3.3 The registered agent of the Company for service of process within the State of Delaware shall be United Corporate Services, 15 East North Street, Dover, Delaware 19901. In the event that the person or entity at any time acting as such agent shall cease to act as such for any reason, EquiStar, L.P. shall appoint a substitute agent. Such agent shall be the agent of the Company on which any process, notice or demand required or permitted by law to be served on the Company may be served.

      4. Term. The term of the Company shall commence upon the execution and delivery of this Agreement and shall continue until terminated by agreement of the Members or as otherwise provided in this Agreement.

      5. Purpose. The purpose of the Company shall be to acquire the Property and other property incidental to the ownership and operation of the Property, and to hold, own, finance, mortgage, encumber, alter, dispose of and in all respects deal as owner of the Property, subject to the terms and conditions of this Agreement.

      6. Capital Contributions; Percentage Interests.


         6.1 Simultaneously with the execution and delivery of this Agreement the Members are making the following contributions to the capital of the
Company:

                (a) EquiStar, L. P.                - $ 99.00

                (b) EquiStar Corp.                 - $ 1.00

         6.2 The Members' percentage interests in the Company ("Percentage Interests") shall be as follows:

                        (a) EquiStar, L.P. - 99%
                        (b) EquiStar, Corp. - 1%

         6.3 If the Company shall require any additional funds after the date hereof, as determined by EquiStar, L.P., the Members shall contribute such funds to the Company in proportion to their respective Percentage Interests.

         6.4 Except as expressly provided in this Article 6, no Member shall be required to make any capital contributions or loans to the Company and no Member shall make any capital contributions or loans to the Company without the consent of the other Member.

      7. Income and Losses; Distribution of Available Net Income.

         7.1 A separate "Capital Account" shall be maintained for each Member. Each Member's Capital Account shall be credited with the amount of such Member's capital contributions made in cash and the fair market value (net of liabilities assumed or taken subject to) of all property contributed by such Member and such Member's allocated share of Net Profit, income and gain of the Company. Each Member's Capital Account shall be debited with the amount of any cash distributions to such Member and the fair market value (net of liabilities assumed or taken subject to) of all property distributed in kind to such Member and such Member's allocated share of Net Loss of the Company.

         7.2 From and after the date of this Agreement, all Net Profit and all Net Loss of the Company for each year or fraction thereof (determined after taking into account any allocation for such period under Section 7.3) shall be credited to the Capital Accounts of the Members in proportion to their respective Percentage Interests.

         7.3  Special Allocations.

              7.3.1 Except as otherwise provided in Section 7.3.2, all items of Company income, gain, deduction and loss shall be allocated among the Members in the same proportion as they share in the Net Profit and Net Loss to which such items relate. Any credits against income tax shall be allocated in accordance with the Members' Percentage Interests.

              7.3.2 Income, gain, loss or deductions of the Company shall, solely for income tax purposes, be allocated among the Members in accordance with Section 704(c) of the Code and the Treasury Regulations promulgated thereunder, so as to take account of any difference between the adjusted basis of the assets of the Company and their respective Gross Asset Values in accordance with the traditional method set forth in Section 1.704-3(b) of the Treasury Regulations.

              7.3.3 Notwithstanding any other provision of this Article 7, if there is a net decrease in Company Minimum Gain during any year, each Member shall be specially allocated items of income and gain for such year (and, if necessary, subsequent years) in an amount equal to the portion of such Member's share of the net decrease in Company Minimum Gain, determined in accordance with

Section 1.704-2(g) of the Treasury Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Section 1.704-2(f)(6) of the Treasury Regulations. This Section 7.3.3 is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Treasury Regulations and shall be interpreted consistently therewith.

              7.3.4 Notwithstanding any other provisions of this Article 7, if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Treasury Regulations, shall be specially allocated items of income and gain for such year (and, if necessary, subsequent years) in an amount equal to the portion of such Member's share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(4) of the Treasury Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Section 1.704-2(i)(4) of the Treasury Regulations. This Section 7.3.4 is intended to comply with the minimum gain chargeback requirement in
Section 1.704-2(i) of the Treasury Regulations and shall be interpreted consistently therewith.

         7.3.5 Nonrecourse Deductions for any year shall be allocated as Net Loss pursuant to Section 7.2.

         7.3.6 Any Member Nonrecourse Deductions for any year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Section 1.704-2(i)(1) of the Treasury Regulations.

         7.3.7 Notwithstanding any other provision of this Article 7, no Member shall be allocated in any year of the Company any Net Loss to the extent such allocation would cause or increase a deficit balance in such Member's Adjusted Capital Account, taking into account all other allocations to be made for such year pursuant to this Article 7 and the reasonably expected adjustments, allocations and distributions described in Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations. Any such Net Loss that would be allocated to a Member (the "Deficit Member") shall instead be allocated to the other Member. Moreover, if a Deficit Member unexpectedly receives an adjustment, allocation or distribution described in Section 1.704-1(b)(2) (ii)(d)of the Treasury Regulations which creates or increases a deficit balance in such Member's Adjusted Capital Account (computed after all other allocations to be made for such year pursuant to this Article 7 have been tentatively made as if this Section 7.3.7 were not in this Agreement), such Deficit Member shall be allocated items of income and gain in an amount equal to such deficit balance. This Section 7.3.7 is intended to comply with the qualified income offset requirement of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

              7.3.8 The allocations set forth in Sections 7.3.3 through 7.3.7 (the "Regulatory Allocations") shall be taken into account in allocating items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

         7.4 Distributions. All distributions of Company cash and other property shall be made to the Members in proportion to their respective Percentage Interests; provided, however, that the provisions of this Section 7.4 shall not apply upon the liquidation of the Company or upon the sale of all or substantially all of the Company's assets, it being understood that in such circumstances the provisions of Section 13.4 shall apply.

      8. Tax Matters. Federal, state and local income tax returns of the Company shall be prepared and filed, or caused to be prepared and filed, by EquiStar, L.P. EquiStar, L.P. shall at all times be the "tax matters partner" of the Company for purposes of Section 6231(a)(7) of the Code.

      9. Management and Rights, Duties and Obligations of the Members.

         9.1 The management and control of the Company's business shall be exercised, and all decisions to be made by the Company shall in each case be made, by EquiStar, L.P. EquiStar, L.P. shall have the sole right to bind, or otherwise act on behalf of, the Company. Without limiting the foregoing, EquiStar, L.P. shall have the right, without the consent or approval of EquiStar Corp., to acquire, mortgage or otherwise encumber, and sell or otherwise dispose of the Property or any portion thereof.

         9.2 Except as otherwise expressly provided in this Agreement, no Member shall have the right to resign from the Company or to demand the return of all or any part of its contribution to the capital of the Company until the Company has been dissolved and terminated, and then only to the extent provided in this Agreement, nor shall any Member have the right to demand or receive property other than cash in return for its contribution.

      10. Transfer of Members' Interests. No Member shall sell, assign, transfer or otherwise dispose of, or mortgage, hypothecate, pledge or otherwise encumber, or permit or suffer any encumbrance of, all or any part of its interest in the Company, or any interest therein.

      11. Resignation. Expulsion or Bankruptcy of a Member. In the event of the resignation, expulsion or bankruptcy of any Member, the Company shall thereupon be dissolved and terminated and the Members shall cause a Certificate of Cancellation in the form required by the Act to be filed with the Secretary of State of Delaware when the Company is dissolved.

      12. Termination of the Company. Upon the voluntary termination of the Company upon the consent of the Members, the sale or other transfer of all or substantially all of the Company's assets or any other termination of the Company in accordance with the provisions of this Agreement, the Company shall wind up its affairs and shall then be liquidated as provided in Article 13.

      13. Gain, Loss and Distribution on Liquidation. Upon any termination of the Company each of the following shall be accomplished:

         13.1 The Members shall cause to be prepared a statement setting forth the assets and liabilities of the Company as of the date of such termination, and such statement shall be furnished to each Member.

         13.2 The property and assets of the Company, if any, shall be liquidated as promptly as possible, but in an orderly and businesslike manner so as not to involve undue sacrifice.

         13.3 Any Net Profit or Net Loss realized by the Company upon the sale or other disposition of the property and assets of the Company shall be credited or charged to the capital accounts of the Members pursuant to Section 7.2 or 7.3, as applicable.

         13.4 The proceeds of sale and all other assets of the Company shall be paid and distributed as follows and in the following order of priority:

              13.4.1 to the payment of the debts and liabilities of the Company and the expenses of liquidation;

              13.4.2 to the setting up of any reserves which EquiStar, L.P. determines are reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company or the Members arising out of, or in connection with, the Company; and

              13.4.3 to the Members in proportion to their respective Capital Account balances.

         14. Further Assurances; Consents and Approvals. Each party to this Agreement agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by law, or as may, be necessary or advisable to carry out the intent and purposes of this Agreement.

         15. Notices. Unless otherwise specified in this Agreement, all notices, demands, elections, requests or other communications (collectively "notices") which any Member may desire or be required to give hereunder shall be in writing and shall be given by mailing the same by registered or certified mail, return receipt requested, or by Federal Express or comparable air courier service, postage prepaid, or by delivering the same by hand, addressed to the Members at their addresses first set forth above.

         16. Captions. All section and article titles or captions contained in this Agreement and the table of contents, if any, are for convenience only and shall not be deemed a part of this Agreement.

         17. Variations of Pronouns. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person(s) or entity(ies) may require.

         18. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

         19. Governing Law. This Agreement is made pursuant to the provisions of the Act and shall be construed accordingly.

         20. Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, but shall not inure to the benefit of, or be enforceable by, any other person or entity.

         21. Invalidity. If any provision or any portion of any provision of this Agreement, or the application of any such provision or any portion thereof to any Member or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, and the application of such provision or such portion to a Member or to circumstances other than those as to which it is held invalid or unenforceable; shall not be affected thereby.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                  EQUISTAR HOTEL INVESTORS, L.P.,
                  a Delaware limited partnership

                  By: Cherwell Investors, Inc.,
                      a Delaware corporation, general partner

                      By: /s/ Bradford Bernstein
                          -------------------------------
                          Name: Bradford Bernstein
                          Title: Vice President

                      By: CapStar Executive Investors I, L.L.C.,
                          a Delaware limited liability company, general partner

                      By: /s/ Paul W. Whetsell
                          -------------------------------
                          Member

                      EQUISTAR ACQUISITION CORPORATION,
                      a Delaware Corporation

                      By: /s/  Paul W. Whetsell
                          -------------------------------
                          Name: Paul W. Whetsell
                          Title: President

                                  AMENDMENT TO

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                        EQUISTAR BELLEVUE COMPANY, L.L.C.

         This AMENDMENT (this "Amendment") is made as of June 20, 1995, by and among EQUISTAR HOTEL INVESTORS, L.P., a Delaware limited partnership having an office c/o CapStar Hotels, Inc., 1010 Wisconsin Avenue, N.W., Washington, D.C. 20007 ("EquiStar, L.P."), and EQUISTAR ACQUISITION CORPORATION, a Delaware corporation having an office c/o CapStar Hotels, Inc., 1010 Wisconsin Avenue, N.W., Washington, D.C. 20007 ("EquiStar Corp.").

         WHEREAS, EquiStar, L.P. and EquiStar Corp. are parties to that certain Limited Liability Agreement of EquiStar Bellevue Company, L.L.C., dated as of June 7, 1995 (the "Agreement").

         WHEREAS, EquiStar L.P. and EquiStar Corp. wish to amend the Agreement.

         NOW, THEREFORE, the parties agree as follows:

         1. Section 5 of the Agreement is hereby modified to read in its entirety as follows:

                  "5. Purpose.

                     5.1 The purpose of the Company is to engage in any activity which a limited liability company may lawfully engage in under the Act including, but not limited to, (a) acquiring the Property and other property incidental to the ownership and operation of the Property and
         (b) holding, owning, financing, mortgaging, encumbering, altering, disposing of and in all respects dealing as owner of the Property, subject to the terms and conditions of this Agreement.

                     5.2 Without limiting the generality of Section 5.1, the Company may (a) enter into a certain loan agreement (the "Loan Agreement"), dated as of June __, 1995, between Salomon Brothers Realty Corp, the Company and certain other entities, (b) issue a note (the "Note") pursuant to the Loan Agreement, (c) enter into the other "Loan Documents" (as defined in the Loan Agreement) and (d) take any and all actions contemplated by the Loan Agreement, the Note, the Loan Documents or any other documents related thereto and conduct any other business incidental thereto.

                     5.3 Notwithstanding any provision of this Agreement or any provision of law that otherwise so empowers the Company or its Members, until the Note shall have been paid in full pursuant to the Loan Agreement, the Company shall act in such a way as to at all times be a "Single-Purpose Entity" (as defined in the Loan Agreement) and shall at all times comply with the terms and conditions of the Loan Agreement applicable to it."

         2. As modified hereby, the Agreement is ratified in all respects and shall continue in effect.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

                       EQUISTAR HOTEL INVESTORS, L.P.,
                       a Delaware limited partnership

                       By: Cherwell Investors, Inc.,
                           a Delaware corporation, general partner

                       By: /s/ Bradford Bernstein
                           -----------------------------------
                           Name:  Bradford Bernstein
                           Title:  Vice President

                       By: CapStar Executive Investors I, L.L.C.,
                           a Delaware limited liability company, general partner

                           By: /s/ Paul W. Whetsell
                              --------------------------------
                              Name: Paul W. Whetsell
                              Title: Member

                       EQUISTAR ACQUISITION CORPORATION
                       a Delaware corporation

                           By: /s/ Paul W. Whetsell
                              --------------------------------
                              Name: Paul W. Whetsell
                              Title: President


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